EXHIBIT 5.1

OPINION OF COUNSEL

I have reviewed all matters in connection with the incorporation of SciCorps, Inc. and registration of the company under the Securities Act of 1933 including the exhibits filed herein. The corporation is in good standing in the State of Wyoming. The articles of incorporation, bylaws, and minutes of the company comply in all respects with the laws of the State of Wyoming, its place of incorporation. The Board of Directors of the Company have authorized the company to register Five Hundred Thousand (500,000) shares of the company with the Securities and Exchange Commission by filing a Form S-1 with the Commission and paying all necessary fees. Further, the Board of Directors has authorized the filing of Forms U-1 and U-2 with the appropriate regulatory authorities of each state to comply with applicable Blue Sky laws. Further, I have reviewed the Registration Statement and the attachments thereto and find that all are in compliance with the Securities Act of 1933 and the regulations and rules promulgated thereby. By expressing the foregoing opinions concerning the legal status of the Corporation and Registration Statement, I am expressing no opinion as to the merits of the offering, its suitability as an investment or making any recommendation to purchase such securities.


DATED this 20th day of July, 2000 at Washington, D.C.


KOFI A. OFORI, Esq.
___________________
KOFI A. OFORI, Esq.
Attorney At Law
619 Longfellow Street NW
Washington, DC 20011
Tel: (202) 829-755








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